Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
February 1, 2012	Jim Drewitz, Investor Relations
830-669-2466

ART’S WAY MANUFACTURING NAMES JASON FEUCHT,
 CHIEF FINANCIAL OFFICER

ARMSTRONG, Iowa, February 1, 2012 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services announces that Jason Feucht has been promoted to Chief Financial Officer effective January 26, 2012.  Prior to this position, Mr. Feucht served as the Director of Finance for Art’s Way Manufacturing.  Mr. Feucht has 17 years of experience in Financial and Accounting positions. Previous positions were with Liguria Foods, LodgeNet, Perficient, IBM Global Servicesa, and DD Pyle.  His career started in Public Accounting at DD Pyle Co. where he worked from 1994-2001.  Mr. Feucht graduated from Iowa State University in 2011 with an MBA and in 1994 with a B.S. in Accounting.

J. Ward McConnell, Jr., Chairman of the Board, said, “Jason will be a great addition to our growing senior leadership at Art’s Way. In addition to the significant roles he has played in managing complex finance and accounting procedures, he brings experience and proven skills that make him a natural choice for his new role.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:  Jim Drewitz, Investor Relations
830-669-2466
jim@jdcreativeoptions.com
www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com

This news release includes "forward-looking statements" within the meaning of the federal securities laws, including but not limited to the expected benefits from appointing Mr. Feucht as Chief Financial Officer. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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